Exhibit 10.14

AGREEMENT FOR

PURCHASE OF SELECTED ASSETS

AND ASSUMPTION OF CERTAIN LIABILITIES

OF THE SAC CITY, ODEBOLT AND LAKE VIEW OFFICES OF METABANK

THIS AGREEMENT, dated as of January 31, 2007, by and between MetaBank, a financial institution chartered under the laws of the United States, having its principal place of business in Storm Lake, Iowa (the “Seller”), and Iowa State Bank, a financial institution chartered under the laws of the State of Iowa, presently having its principal place of business in Sac City, Iowa (the “Buyer”).

WITNESSETH:

WHEREAS, Seller wishes to divest, upon the terms and conditions set forth herein, certain assets and certain liabilities of its offices (the “Offices”) located at Sac City, Odebolt and Lake View, Iowa; and

WHEREAS, Buyer wishes to buy such assets and assume such liabilities upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, Seller and Buyer agree as follows:

ARTICLE I

TRANSFER OF ASSETS AND LIABILITIES

Section 1.1.            Transfer of Assets.

(a)           As of the Effective Date (as defined in Section 2.1 below) and upon the terms and conditions set forth herein, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase from Seller, all of the following assets associated with the Offices and identified in this Agreement and the Exhibits hereto, and not otherwise excluded from sale pursuant to the provisions of Subsection 1.1(b) below (herein the “Assets”):

(1)           All real estate as set forth on Exhibit 1.1(a)(1), and any improvements and fixtures thereon;

(2)           All furniture, equipment and other miscellaneous personal property;

(3)           Loans (as defined below) transferred pursuant to Section 1.4;

(4)           All customer lists, customer histories and marketing information pertaining to the Offices;

(5)           All property records, warranty information, manuals and other information such as maintenance records;

(6)           All loan files, loan records and other credit information concerning the customers of the Offices whose loans are acquired by Buyer and all records and files regarding the Assumed Liabilities (as defined below); and,

(7)                                  Cash on hand.

(b)           Excluded from the assets, properties and rights being transferred, conveyed and assigned to Buyer under this Agreement are the assets listed on Exhibit 1.1(b) hereto.  These excluded assets include Seller’s corporate logos, trademarks, trade names, signs, paper stock, forms and other supplies containing any such logos, trademarks or trade name (the “Excluded Assets”).  Seller shall coordinate with the Buyer the removal of the Excluded Assets from the Offices on or prior to the Effective Date.  Seller shall remove the Excluded Assets at its own cost and shall make any repairs necessitated by Seller’s negligence in removing the Excluded Assets.

Section 1.2.            Purchase Price.

(a)           As consideration for the purchase of the Assets and assumption of the Assumed Liabilities, as defined in Section 1.2(b) hereof, Buyer shall pay to Seller a purchase price equal to the sum of the following:

(1)           $2,460,000.00 for assets listed in Section 1.1(a)(1,2,4,5 and 6);

(2)           The Par Value (Principal and Accrued Interest to Effective Date), of the Loans to be purchased as set forth in Section 1.4 hereof; and,

(3)                                  Cash on hand at par.

(b)           In addition to the payment of the purchase price under Section 1.2(a) above, Buyer shall assume, as of the Effective Date, and the Deposit Liabilities (collectively the “Assumed Liabilities”); provided, that any cash items paid by Seller and not cleared prior to the Effective Date shall be the responsibility of Seller, subject to the terms of Section 1.3 below.

(c)           Except for the Assumed Liabilities, Buyer is not assuming any liabilities or obligations of any kind or nature.  Liabilities and obligations not assumed include, but are not limited to, the following:

(1)           Seller’s cashier checks, letters of credit, money orders, interest checks and expense checks issued prior to the Closing, consignments of U.S. Government “E” and “EE” bonds and any and all traveler’s checks; or

(2)           Deposit accounts associated with qualified retirement plans (other than IRA accounts and burial trusts which Buyer will assume) where Seller is the trustee of such plan or the sponsor of a prototype plan used by such plan; or

(3)           Liabilities and/or obligations arising out of or related to the employment of any Employee by Seller; or

(4)           General tort liabilities; or

(5)           Liabilities and/or obligations and/or losses arising out of events occurring or circumstances existing on or prior to the Effective Date, whether or not such events or circumstances would be a covered risk or loss under any of Seller’s errors and omissions insurance policies, directors’ and officers’ policies, worker’s compensation and employer’s liability policies, automobile policies, general liability or casualty insurance policies, commercial general liability insurance policies, umbrella and excess liability insurance policies, banker’s blanket bond(s) and/or other fidelity bonds.

(d)           Seller shall prepare a balance sheet (the “Pre-Closing Balance Sheet” which is also the Closing Statement referred to in Section 2.2(b)(13) below) in accordance with generally accepted accounting principles as of a date not earlier than three (3) business days prior to the Effective Date (the “Pre-Closing Balance Sheet Date”) reflecting the assets to be sold and assigned hereunder (as set forth in Section 1.2(a) hereof) and the liabilities to be transferred and assumed hereunder.  Seller agrees to pay to Buyer at the Closing (as defined in Section 2.1 hereof), in immediately available funds in the amount due, as reflected by the Pre-Closing Balance Sheet.  Amounts paid at Closing for the Loans purchased and the amount of assumed liabilities shall be subject to subsequent adjustment on the Post-Closing Balance Sheet (as defined in Section 2.3 hereof and which is also the Final Closing Statement).

Section 1.3.            Liabilities.

(a)           “Deposit Liabilities” shall mean all of Seller’s duties, obligations, liabilities (including accrued interest) relating to the deposit accounts, including, without limitation, all demand, time, savings and individual retirement accounts, located at the Offices as of the Effective Date, as listed as deposits in Exhibit 1.3(a), with the exception of those specifically not assumed by Buyer pursuant to Section 1.2(c).

(b)           Buyer agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Buyer by mail, over the counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Buyer, and in all other respects to discharge, in the usual course of the banking business, the duties and obligation of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Buyer.

(c)           If, after the Effective Date, any depositor, instead of accepting the obligation of Buyer to pay the Deposit Liabilities assumed, shall demand payment from Seller for all or any part of any such assumed Deposit Liabilities, Seller shall not be liable or responsible for making such payment.  Seller and Buyer shall make arrangements to provide for the daily settlement with immediately available funds by Buyer of checks, drafts, withdrawal orders, returns and other items presented to and paid by Seller within sixty (60) days after the Effective Date and drawn on or chargeable to accounts that have been assumed by Buyer.

(d)           Buyer may (i) assign new account numbers to depositors of assumed accounts, if needed, in the sole discretion of Buyer, (ii) notify such depositors, on or before the Effective

Date, in a form and on a date mutually acceptable to Seller and Buyer, of Buyer’s assumption of Deposit Liabilities, and (iii) furnish such depositors with checks on the forms of Buyer and with instructions to utilize Buyer’s checks and destroy unused check, draft and withdrawal order forms of Seller. In addition, Seller will notify its affected customers by letter of the pending assignment of Seller’s deposit accounts to Buyer, which notice shall be at Seller’s cost and expense and shall be in a form mutually agreeable to Seller and Buyer.

(e)           Buyer shall pay promptly to Seller an amount equivalent to the amount of any checks, drafts or withdrawal orders credited to an assumed account as of the Effective Date that are returned to Seller after the Effective Date.

(f)            On or after the Effective Date, Buyer will assume and discharge Seller’s duties and obligations in accordance with the terms and conditions and laws, rules and regulation that apply to the certificates, accounts and other Deposit Liabilities assumed under this Agreement.

(g)           On or after the Effective Date, Buyer will maintain and safeguard in accordance with applicable law and sound banking practices all account documents, deposit contracts, signature cards, deposit slips, canceled items and other records related to the Deposit Liabilities assumed under this Agreement, subject to Seller’s right of access to such records as provided in this Agreement.

(h)           Seller will render a final statement to each depositor of a demand or savings account assumed under this Agreement as to transactions occurring through the Effective Date and will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts through the Effective Date.  Seller will not impose periodic fees or blanket charges in connection with such final statements.

(i)            On or prior to the Effective Date, Buyer, at its expense, will use its best efforts to notify all Automated Clearing House (“ACH”) originators of the transfers and assumptions made pursuant to the Agreement, and Seller shall furnish the required information.  For a period of ninety (90) days beginning on the Effective Date, Seller will honor all ACH items related to accounts assumed under this Agreement which are mistakenly routed or presented to Seller.  During such ninety (90) days period, Buyer shall remit by wire transfer on a daily basis the net amount of ACH items honored by Seller pursuant to this Agreement.  Except as otherwise set forth in this Agreement, Seller will make no additional charges to Buyer for honoring such items.  Items mistakenly routed or presented after the ninety (90) day period will be returned to the presenting party.

Section 1.4.            Loans Transferred.

(a)           Seller will transfer to Buyer on the Effective Date, subject to the terms and conditions of this agreement, all of Seller’s right, title and interest (including collateral relating thereto) in loans maintained, serviced and listed in Seller’s general ledger as loans of the Offices (severally referred to as “Loan” and collectively the “Loans”).  Notwithstanding the foregoing, for purposes of this Agreement, the Loans shall include only those Loans specifically identified by Buyer as Loans it will purchase.  In this regard, it is understood Buyer shall have the right to purchase or exclude any Loan or Loans previously identified as coded to the Seller’s Sac City,

Odebolt and Lake View offices.  The purchased loans shall be listed on Exhibit 1.4(a), shall be prepared by Buyer and furnished to Seller and affixed to this Agreement as a part hereof within thirty (30) days following Seller’s delivery to Buyer of complete loan information.

(b)           Buyer will become the beneficiary of credit life insurance and property casualty insurance written on direct consumer installment loans.  Contemporaneously with the Closing, Seller shall notify the appropriate insurance companies of the transfer of Loans from Seller to Buyer and that Buyer shall become the beneficiary of any insurance policies relating to the transferred Loans and, as such, be entitled to all rights and privileges under such policies following the Effective Date, including, without limitation, any refunds paid after the Effective Date on such policies.

(c)           In connection with the transfer of any Loans requiring notice to the borrower, Seller agrees to comply with all notice and reporting requirements of the loan documents or any law or regulation.

(d)           All Loans transferred to Buyer shall be valued at their Par Value, such value to include interest, through the Effective Date.

(e)           On or after the Effective Date, Buyer will be responsible for maintaining and safeguarding all loan files, documents and records related to the Loans in accordance with applicable law and sound banking practices.

(f)            If the balance due on any Loan purchased pursuant to this Section 1.4 has been reduced by Seller as a result of a payment by check received before the Effective Date, which item is returned on or after the Effective Date, the asset value represented by the Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Buyer to Seller promptly upon demand.

(g)           Seller shall remit loan payments it receives after closing on loans purchased by the Buyer.

(h)           The standard “dragnet” provisions of security documents which secure or are contained in other promissory notes made or held by Seller not constituting the Loans being acquired by Buyer shall not have priority over Buyer’s security interest in collateral for a Loan transferred to Buyer hereunder.

Section 1.5.            Employee Matters.

(a)           Buyer may, but shall have no obligation to hire any employees of the Offices.

(b)           Seller makes no representations or warranties about whether any of the Employees will remain employed at the Offices after the Effective Date.  Seller will use its best efforts to maintain the Employees as employees of Seller at the Offices until the Effective Date.  Any Employee whose employment shall be terminated for any reason prior to the Effective Date or who shall not be selected by Buyer to become an employee of Buyer shall be dealt with by Seller in its sole and absolute discretion.  Seller shall be responsible for paying all federal, state and local income tax withholding, social security taxes and any other payroll taxes applicable to the employment of Employees by Seller prior to the Effective Date.  Seller agrees that, for a period of thirty-six (36) months after the Effective Date, it will not solicit for employment (i) any Employee who becomes employed by Buyer or (ii) any person known to Seller to have been employed by Buyer and whose employment by Buyer has been terminated, either by the Employee or by Buyer, without Buyer’s prior written permission.

(1)           At closing, Seller shall compensate Buyer for the accrued Paid Time Off (vacation and floating holidays) for Employees retained by Buyer.  Accrued Sick Time is not a part of accrued Paid Time Off.

(aa)         For those employees not retained by Buyer, Seller shall remain responsible for the administration of the employees’ accrued Paid Time Off.

(c)           No Employee of the Offices is a third party beneficiary of this Agreement and each Employee hired by Buyer shall be an employee at will.

(d)           Seller shall have the right, but not the obligation, to retain any Employees not hired by Buyer.  Any Employees retained by Seller shall be subject to the restrictions at Section 6.4.

Section 1.6.            Records and Data Processing.

(a)           On and after the Effective Date, Buyer shall become responsible for maintaining the files, documents and records referred to in this Agreement.  Buyer will preserve and safekeep them as required by applicable law and sound banking practices for the joint benefit of Seller and Buyer.  After the Effective Date, Buyer will permit Seller and its representatives, for reasonable cause, at reasonable times and upon reasonable notice and at Seller’s expense, to examine, inspect, copy and reproduce any such files, documents or records as Seller deems reasonably necessary.

(b)           On or after the Effective Date, Seller will permit Buyer and its representatives, for reasonable cause, at reasonable times and upon reasonable notice and at Buyer’s expense, to examine, inspect, copy and reproduce files, documents or record retained by Seller regarding the assets and liabilities transferred under this agreement as Buyer deems reasonably necessary.

Section 1.7.            Security.

On and after the Effective Date, Buyer shall be solely responsible for the security of and insurance on all persons and property located in or about the Offices.

Section 1.8.            Taxes and Fees Proration of Certain Expenses: Allocation Form 8594.

(a)           Buyer shall be responsible for the payment of all fees and taxes related to this transaction; except that Buyer shall not be responsible for, or have any liability with respect to, sales, transfer, income or similar taxes arising out of this transaction, if any, and Seller agrees that it shall pay, or represents that it has paid, in a timely manner any and all such taxes.  Buyer shall not be responsible for any income tax liability of Seller arising from the business or operations of the Offices on or before the Effective Date, and Seller shall not be responsible for any tax liabilities of Buyer arising from the business or operations of the Offices on or after the Effective Date.  Utility payments, telephone charges, real property taxes, personal property taxes, rent, salaries, deposit insurance premiums, other ordinary operating expenses of the Offices and other expenses related to the liabilities assumed or assets purchased hereunder, including, without limitation, attorney’s fees, costs and expenses incurred in connection with Litigation (as defined in Section 4.10 below), shall be prorated between the parties as of the Effective Date.  To the extent any such item has been prepaid by Seller for a period extending beyond the Effective Date, there shall be a proportionate monetary adjustment in favor of Seller, but only to the extent such prepayment benefits Buyer.

(b)           Seller and Buyer shall allocate the total consideration paid pursuant to this Agreement, including the deposit base intangible asset and other identifiable intangible assets acquired by Buyer pursuant to this Agreement, in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended.  Accordingly, within one hundred twenty (120) days after the Closing, Buyer shall provide Seller copies of the Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) setting forth the allocation of the total consideration.  Within twenty (20) days after receipt of the Asset Acquisition Statement (or any proposed revision thereof required to report any updated information), Seller shall propose any changes to Buyer or shall indicate its concurrence with the Asset Acquisition Statement which concurrence shall not be unreasonably withheld.  Seller and Buyer shall endeavor in good faith to resolve any differences within twenty (20) days after Buyer’s receipt of Seller’s notice of any proposed changes.  The parties agree to file the Asset Acquisition Statement with their respective federal tax returns in accordance with the instructions to Form 8594.

Section 1.9.            Real Property.

(a)           Seller shall deliver to Buyer as soon as reasonably possible after the execution of this Agreement an updated abstracts of title as to the Real Properties.

(b)           Buyer shall notify Seller in writing within forty-five (45) days after Buyer’s receipt of the updated abstract of any mortgages, pledges, material liens, encumbrances, restrictions, reservations, tenancies, encroachments, overlaps or other title exceptions or zoning or similar land use violations relating to the Real Properties to which Buyer reasonably objects (the “Title Defects”).  Buyer agrees that Title Defects shall not include real property taxes not yet due and payable and easements and rights of way which do not materially interfere with the use of the Real Properties as Offices.  Seller shall make a good faith effort to correct any such Title Defect to Buyer’s reasonable satisfaction at least thirty (30) days prior to the Closing; provided, however, that Seller shall not be obligated to bring any lawsuit or make any payment of money (except to pay liens that Seller does not dispute in good faith) to cure a Title Defect.  If Seller is unable to cure any such Title Defect to Buyer’s reasonable satisfaction, Buyer shall have the option either to (i) terminate this Agreement in accordance with Article X of this Agreement, or (ii) receive title in its then existing condition.

(c)           Buyer shall have the right to update the title matters at Closing for any change which may have arisen after the date of Buyer’s original title search.  If such update indicates any new Title Defects, Seller may elect to delay the Closing for up to thirty (30) days while it makes a good faith effort to cure any such Title Defect to Buyer’s reasonable satisfaction; provided that Seller shall not be obligated to bring any lawsuit or make any payment of money (except to pay liens that Seller does not dispute in good faith) to cure a Title Defect.  If Seller is unable to cure any such Title Defect within the thirty (30) day period, Buyer shall have the option either (i) terminate this Agreement in accordance with the provisions of Article X of this Agreement, or (ii) receive title in its then existing condition.

ARTICLE II

CLOSING AND EFFECTIVE DATE

Section 2.1.            Dates.

The purchase of assets and assumption of liabilities provided for in this Agreement shall occur at a closing (the “Closing”) on March 31, 2007 at a time and place mutually agreed upon by the parties (the “Closing Date”) so long as this date follows the receipt of all requisite regulatory approvals and the expiration of all waiting periods imposed by law or by rule, regulation or order of any regulatory authority (“Regulatory Prerequisites”).  If Regulatory Prerequisites do not allow the Closing Date to be March 31, 2007, then the Closing Date shall be on a day mutually agreeable to the parties, but in no event later than June 30, 2007.  The parties may agree on an earlier Closing Date if permitted by the satisfaction of the Regulatory Prerequisites.  The effective date of this Agreement (the “Effective Date”) shall be 6:00 p.m. local time on the business day on which the Closing occurs.

Section 2.2.            Closing.

(a)           All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

(b)           At the Closing, subject to all the terms and conditions of this Agreement, Seller shall deliver to Buyer, or, in the case of subsections (b)(5), (6) and (8), make reasonably available to Buyer at the Offices:

(1)           A Corporate Warranty Deed transferring title to the Real Properties, fixtures and improvements to Buyer;

(2)           A limited warranty Bill of Sale, in substantially the form attached hereto as Exhibit 2.2(b)(2) (the “Bill of Sale”), transferring to Buyer all of Seller’s interest in the Loans selected by Buyer and other personal property comprising the Assets;

(3)           An Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit 2.2(b)(3) (the “Assignment and Assumption Agreement”), assigning Seller’s interest in the Deposit Liabilities;

(4)           Consents from third persons that are required, if any, to effect the assignments set forth in the Assignment and Assumption Agreement;

(5)           Seller’s files and records relating to and evidencing the Loans;

(6)           Seller’s records related to the Deposit Liabilities assumed by the Buyer, including any stop payment orders and ACH records;

(7)           Immediately available funds in the net amount shown as owing to Buyer by Seller on the Closing Statement;

(8)           Such other assets to be purchased as shall be capable of physical delivery;

(9)           A certificate of a proper officer of Seller, dated the Effective Date, certifying to fulfillment of all conditions which are the obligation of Seller and that all of the representations and warranties of Seller set forth in this agreement remain true and correct in all material respects on the Effective Date;

(10)         Certified copies of (A) Federal stock charter and Bylaws of Seller and (B) a resolution of the Board of Directors of Seller, or its Executive Committee, approving the sale of the Offices contemplated hereby;

(11)         Such certificates and other documents as Buyer and its counsel may reasonably require to evidence the receipt by Seller of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement;

(12)         Such other documents, instruments and agreements necessary to transfer and assign to Buyer all Loans, including, without limitation, all promissory notes duly endorsed and assignments of mortgages, security agreements, financing statements, guarantees and other collateral documents in form and content reasonably satisfactory to Buyer; and

(13)         A Closing Statement (which shall be the Pre-Closing Balance Sheet), substantially in the form attached hereto as Exhibit 2.2(b)(13) (the “Closing Statement”).

(c)           At the Closing, subject to all the terms and conditions of this Agreement, Buyer shall deliver to Seller:

(1)           The Assignment and Assumption Agreement;

(2)           A certificate and receipt acknowledging the delivery and receipt of possession of the property and records referred to in this Agreement;

(3)           A certificate of a proper officer of the Buyer, dated the Effective Date, certifying to the fulfillment of all conditions which are the obligations of Buyer and that all of the representations and warranties of Buyer set forth in this Agreement remain true and correct in all material respects in the Effective Date;

(4)           Certified copies of (A) the Articles of Incorporation and Bylaws of Buyer and (B) a resolution of the Board of Directors of Buyer, or its Executive Committee, approving the purchase of the Offices contemplated hereby;

(5)           Such certificates and other documents as Seller and its counsel may reasonably require to evidence the receipt by Buyer of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement; and,

(6)           The Closing Statement.

(d)           Seller shall prepare at its expense and deliver to Buyer records in Seller’s field format as of the Effective Date, which records shall contain the information related to the items described in subsections (b)(5) and (b)(6)  above.  Such records shall be delivered thirty (30) days prior to Closing, or at such other date as agreed to by the parties.

(e)           All agreements and certificates described in this Section 2.2 shall be in form and substance reasonable satisfactory to the parties’ respective legal counsel.

Section 2.3.            Post-Closing Adjustments.

(a)           Not later than fifteen (15) business days after the Effective Date (the “Post-Closing Balance Sheet Delivery Date”), Seller shall deliver to Buyer a balance sheet dated as of the Effective Date reflecting the assets sold and assigned hereunder as set forth in Section 1.2(a), and the liabilities transferred and assumed hereunder prepared in accordance with generally accepted accounting principles (the “Post-Closing Balance Sheet” or “Final Closing Statement”) substantially in the form attached hereto as Exhibit 2.3(a).  Additionally, Seller shall deliver to Buyer a list of the Loans purchased, individually identified by account number, which list shall be appended to the Bill of Sale.  Seller shall afford Buyer and its accountants and attorneys the opportunity to review all work papers and documents used by Seller in preparing the Post-Closing Balance Sheet.  Within fifteen (15) business days following the Post-Closing Balance Sheet Delivery Date (the “Adjustment Payment Date”), Seller or Buyer, as the case may be, shall effect the offer of any funds as may be necessary to reflect changes in the Par Value of the Loans Purchased or the Assumed Liabilities between the Closing Balance Sheet and the Post-Closing Balance Sheet together with interest thereon computed from the Effective Date to the Adjustment Payment Date at the applicable Interest Rate (as hereinafter defined).

(b)           In the event that a dispute arises as to the appropriate amounts to be paid to either party on the Adjustment Payment Date, each party shall pay to the other on such Adjustment Payment Date, all amounts other than those as to which a dispute exists.  Any disputed amounts retained by a party which are later found to be due to the other party shall be paid to such party promptly upon resolution with interest thereon from the Adjustment Payment Date to the date paid at the rate of two and one-half percent (2.5%) per annum (the “Interest Rate”).

ARTICLE III

INDEMNIFICATION

Section 3.1.            Seller’s Indemnification of Buyer.

Seller shall indemnify, hold harmless and defend Buyer from and against any and all claims, losses, liabilities, demands and obligation, including reasonable attorney’s fees and expenses, relating to or arising from (i) (subject to the provisions of Section 9.1 below regarding Seller’s failure to close) a breach by Seller of any covenant, promise, agreement, representation or warranty contained herein; or (ii) real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable and operating expenses (including salaries, rents and utility charges) incurred prior to the Effective Date and which are claimed or demanded on or after the Effective Date but not reflected on the Closing Statement.  Seller’s indemnification shall be limited to the amount as established at Subsection 1.2(a).

Section 3.2.            Buyer’s Indemnification of Seller.

Buyer shall indemnify, hold harmless and defend Seller from and against any and all claims, losses, liabilities, demands and obligation, including reasonable attorney’s fees and expenses, relating to or arising from (i) (subject to the provisions of Section 9.1 below regarding Buyer’s failure to close) a breach by Buyer of any covenant, promise, agreement, representation or warranty contained herein or (ii) real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable and operating expenses (including salaries, rents and utility charges) incurred on or after the Effective Date and which involve Buyer’s operation of the Offices or Buyer’s ownership of the Assets; or (iii) Buyer’s failure to pay and discharge the Assumed Liabilities pursuant to this Agreement.  Buyer’s indemnification shall be limited to the amount as established as Subsection 1.2(a).

Section 3.3.            Claims for Indemnity.

(a)           A claim for indemnity under Sections 3.1 or 3.2 of this Agreement may be made by the claiming party at any time prior to twelve (12) months after the Effective Date by the giving of a written notice thereof to the other party.  Such written notice shall set forth in reasonable detail the basis upon which claim for indemnity is made.  In the event that any such claim is made within the prescribed twelve (12) month period, the indemnity relating to such claim shall survive until such claim is resolved.  Claims not made within such twelve (12) month period shall cease and no indemnity shall be made therefor.

(b)           In the event that any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to one party hereto of the kind for which such party is entitled to indemnification pursuant to Section 3.1 or 3.2 hereof, then, after written notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit.  In the event that the indemnifying party shall fail to respond within five (5) days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party shall retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper, at the cost and expense of the indemnifying party.  In effecting the settlement of any such demand, claim or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party and shall enter into only such settlement as the indemnifying party shall approve (the indemnifying party’s approval will be implied if it does not respond within ten (10) days of its receipt of the notice of such settlement offer).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows, which representations and warranties shall survive the Effective Date for a period of twelve (12) months:

Section 4.1.            Corporate Organization.

Seller is a banking association organized, validly existing and in good standing under the laws of the United States and the State of Iowa.  Seller has the corporate power and authority to own its property, to carry on its business as currently conducted and to effect the transactions contemplated herein.

Section 4.2.            No Violation.

The Office has been operated by Seller in all material respects in accordance with applicable laws, rules and regulations.  Neither the execution and delivery of this agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (i) Seller’s Articles of Association or Bylaws, (ii) any material provision of any material agreement or any other material restriction of any kind to which Seller is a party or by which Seller is bound, (iii) any material statute, law, decree, regulation or order of any governmental authority, or (iv) any material provision which will result in a default under, or which causes the acceleration of the maturity of, any material obligations or loan to which the Seller is a party.

Section 4.3.            Corporate Authority.

The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by the Seller’s Board of Directors (or the Executive Committee thereof).  No further corporate authorization is necessary for Seller to consummate the transactions contemplated hereunder.

Section 4.4.            Enforceable Agreement.

This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding agreement of Seller, enforceable in accordance with its terms, subject to the receipt of all necessary regulatory approvals and except as enforcement may be limited by bankruptcy, insolvency or other laws of general applicability relating to creditor’s rights, or general equitable principles.

Section 4.5.            No Brokers.

All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller and Buyer, and there has been no participation or intervention by any other persons, firm or corporation employed or engaged by or on behalf of Seller in such a manner as to give rise to any valid claim against Seller or Buyer for a brokerage commission, finders fee or like commission.

Section 4.6.            Real Property.

Seller makes the following representations regarding the Real Properties:

(a)           Seller has and can convey to Buyer good title to the Real Properties, furniture, fixtures and equipment, free and clear of all liens, security interest and encumbrances of any nature whatsoever.

(b)           Seller has no knowledge of any condemnation proceedings pending against the Real Properties.

(c)           Seller has not entered into any agreement regarding the Real Properties, and neither Seller nor the Real Properties is subject to any claim, demand, suit, unfiled lien, charge, encumbrance or conditional sale or other title retention agreement except for real property taxes not yet due and payable, and easements and rights of way which do not materially interfere with the use of the Real Properties as Offices.

Section 4.7.            Condition of Property.

The Real Properties to be purchased by Buyer hereunder are sold AS IS, WHERE IS, with no warranties or representations whatsoever, except (i) as to title; and (ii) as may be expressly represented or warranted in this Agreement.

Section 4.8.            Certain Loan Representations.

Seller represents and warrants to Buyer as of the Effective Date with respect to each of the Loans as follows: (i) all Loans and all related documentation, including but not limited to promissory notes, loan agreements, and security interests, have been made and executed in the ordinary course of business, contain genuine signatures of the named parties thereto, were given for valid consideration and are all in full force and effect, and are enforceable in accordance with this Agreement; (ii) each Loan has been originated, closed and supervised in substantial accordance with all applicable laws and regulations; (iii) each security interest (including without limitation, each deed, mortgage, assignment, pledge and security agreement) taken or granted in connection with any such Loan creates a valid and enforceable security interest in the property described therein which has been duly perfected and has the priority reflected in the loan file relating to such Loan subject as to enforceability to the subsequent application of bankruptcy, equity or similar laws; and (iv) Seller is not aware of any claim or dispute regarding such Loan or any document securing such Loan.

Section 4.9.            Deposit Liabilities.

From the date of this Agreement to and including the Effective Date, the Offices have no liability to pay deposits other than those as shown on the books of Seller with respect to the Offices.

Section 4.10.          Litigation.

There is (i) no litigation, action, claim, proceeding, or governmental or regulatory investigation (collectively “Litigation”) pending or, to the knowledge of the Board of Directors and/or management of Seller, threatened against Seller; or (ii) to the knowledge of the Board of Directors, any undisclosed liabilities relating to the assets and liabilities of the Offices; which may have a material effect upon the deposits or assets of the Offices or the transactions contemplated by this Agreement or upon Seller’s ability to perform its obligations hereunder.

Section 4.11.          Mechanic’s Liens.

There are no unpaid charges, debts, liabilities, claims, or obligations arising from the construction, ownership, or operation of the Offices which could give rise to any mechanic’s or materialmen’s or other statutory or equitable liens against the real estate occupied by the Offices, or any part thereof, for which Buyer would be responsible.

Section 4.12.          Accuracy of Representations and Warranties.

No representation or warranty by Seller in this Agreement nor in any certificate or other instrument furnished or to be furnished to Buyer pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

Section 4.13.          Conduct of Business.

The thrift business of Seller, as conducted at the Offices, has been conducted in substantial compliance with all material laws, regulations, judicial writs, orders, and decrees applicable to such business, including, but not limited to, laws of the United States and the State of Iowa and rules and regulations of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, where any violation of such laws, rules, or regulations would have a material adverse impact on such business.

Section 4.14.          Zoning.

The premises occupied by the Offices to be purchased by Buyer and the occupancy or operation thereof is not in violation of any law or any building, zoning, or other ordinance, code, or regulation in such manner as to interfere with the use and occupancy thereof in the ordinary course of business of Buyer.

Section 4.15.          Environmental Compliance.

To the best of Seller’s knowledge, the Offices and the operations thereof are in substantial compliance with all Environmental Laws, and such properties are not affected or threatened by any condemnation or eminent domain proceeding.  “Environmental Laws,” as used herein, shall mean all federal, state, and local laws, including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements relating to the environmental or hazardous substances, including, but not limited to, the Toxic Substance Act, the Clean Air Act, the Clean Water Act, the Resources Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of the Iowa State Department of Natural Resources or Iowa State Environmental Protection Agency in effect now or at any time prior to the Closing Date.  Seller has and will prior to the Closing Date (i) comply with all applicable Environmental Laws at the Offices; (ii) provide to Buyer, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a clean up, removal, remediation, or other response by or on the part of Seller under Environmental Laws at the Offices or which seek criminal or punitive penalties from Seller for an alleged violation of environmental Laws at the Offices; and (iii) advise Buyer, in writing, as soon as Seller becomes aware of any condition or circumstance which makes the foregoing representation incomplete or inaccurate.

Section 4.16.          Accounting Records.

The financial accounting records regarding the thrift business of Seller conducted at the Offices and which have been or will be provided to Buyer have been or will be prepared in accordance with generally accepted accounting principles, as applied to thrift institutions, and do or will present fairly the financial position and results of operations of the thrift activities of the Offices.

Section 4.17.          Access to Offices.

Until the Closing Date, Buyer shall have access, at reasonable times mutually agreeable to Seller and Buyer, to the premises and books and records of the Offices.

Section 4.18.          Information Reports.

Seller shall file with the Internal Revenue Service (“IRS”), in a manner acceptable to the IRS, all required informational reports, including, without limitation, all Form 1099s, to the extent interest was paid by Seller on Deposits at the Offices which are transferred to Buyer pursuant to this Agreement.

Section 4.19.          Processing of Items.

Seller shall promptly process, and provide to Buyer supporting documentation relating thereto, all checks, drafts and withdrawal orders presented to Seller through the clearing process against depositor accounts assumed by Buyer.

Section 4.20.          Limitation of Representations and Warranties.

Except as may be expressly represented or warranted in this Agreement, Seller makes no representations of warranties whatsoever with regard to any assets being transferred to Buyer or any liability or obligation being assumed by Buyer or as to any other matter or thing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows, which representations and warranties shall survive the Effective Date for a period of twelve (12) months:

Section 5.1.            Corporate Organization.

Buyer is an Iowa banking corporation, duly organized, chartered and validly existing under the laws of the State of Iowa.  Buyer has the corporate power and authority to own the properties being acquired, to assume the liabilities being transferred and to effect the transactions contemplated herein.

Section 5.2.            No Violation.

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (i) the Articles of Incorporation or Bylaws of the Buyer, (ii) any material provision of any material agreement or any other material restriction of any kind to which Buyer is a party or by which Buyer is bound, (iii) any material statute, law, decree, regulation or order of any governmental authority, or (iv) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Buyer is a party.

Section 5.3.            Corporate Authority.

The Execution and delivery of this agreement, and the consummation of the transactions contemplated herein, have been duly authorized by the Board of Directors (or Executive Committee) of Buyer.  No further corporate authorization on the part of the Buyer is necessary to consummate the transactions contemplated hereunder.

Section 5.4.            Enforceable Agreement.

This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, subject to the receipt of all necessary regulatory approvals and except as enforcement may be limited by bankruptcy, insolvency or other laws of general applicability relating to creditors’ rights, or by general equitable principles.

Section 5.5.            No Brokers.

All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer and Seller, and there has been no participation or intervention by any other person, firm or corporation employed or engaged by or on behalf of Buyer in such a manner as to give rise to any valid claim against Buyer or Seller for a brokerage commission, finder’s fee or like commission.

ARTICLE VI

OBLIGATIONS OF PARTIES PRIOR TO AND AFTER

EFFECTIVE DATE

Section 6.1.            Full Access.

Seller shall afford to the officers and authorized representatives of Buyer, upon prior notice and subject to Seller’s normal security requirements, access to the properties, books and records pertaining to the Offices in order that Buyer may have full opportunity to make reasonable investigations, at reasonable times without interfering with the normal business and operations of the Offices, of the affairs of Seller relating to the Offices.  The officers of Seller shall furnish Buyer with such additional financial and operating data and other information as to the business and properties of the Offices, or where otherwise located, as Buyer may, from time to time, reasonably request and as shall be available, including without limitation, information required for inclusion in all governmental applications necessary to effect this transaction.  Nothing in this Section 6.1 shall require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans.  Records, including credit information, relating to the Loans will be made available for review by Buyer after the execution of this Agreement.

Section 6.2.            Applications for Approval to Effect Purchase of Assets and Assumption of Liabilities.

Buyer shall prepare and file applications required by law with the appropriate regulatory authorities for approval to purchase the Assets and assume the Assumed Liabilities, and to effect in all other respects the transactions contemplated herein.  Buyer shall use its best efforts to file such applications by February 19,  2007, and to process such application(s) in a diligent manner Buyer shall provide Seller with copies of all applications, materials, notices, orders, opinions, correspondence and other documents with respect to such regulatory filings, and shall use its best efforts to obtain all necessary regulatory approvals.  Buyer shall promptly notify Seller upon receipt by Buyer of notification that any application provided for hereunder has been denied.  Seller shall provide such assistance and information to Buyer and shall make such regulatory filings as shall be reasonably necessary on Seller’s part for Buyer to comply with the requirements of the applicable regulatory authorities, including, but not limited to any required notices regarding the closing of the Offices.

Section 6.3.            Conduct of Business: Maintenance of Properties.

(a)           From the date the Agreement is signed until the Effective Date, Seller covenants that it will:

(1)           Carry on the business of the Offices substantially in the same manner as on the date hereof, use all reasonable efforts to preserve intact its current business organization and preserve its business relationships with depositors, customers and others having business relationships with it and whose accounts will be retained at the Offices; provided, however, that Seller need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market of the Offices.

(2)           Cooperate with and assist Buyer in assuring the orderly transition of the business of the Offices to Buyer from Seller;

(3)           Maintain the Real Properties, furniture and equipment in its current condition, ordinary wear and tear excepted; and

(4)           Create new deposit relationships only in a manner consistent with past practices and upon rates and terms consistent with rates and terms provided by competing financial institutions in the market areas served by the Offices.

(5)           Seller retains all discretion as to the granting or denial of credit in the making of any loans from the Offices from and after the date of Buyer’s last due diligence examination to and including the Effective Date and Buyer shall not exercise any decision making power or authority over Seller’s credit decisions, provided, however, that with regard to any loan extension and any new loan which exceeds the sum of Fifty Thousand Dollars ($50,000.00) and with regard to any Loan renewal (of a Loan to be purchased by Buyer) involving any capitalization of interest, prior to committing to make, renew or amend the terms of any such Loans, Seller shall notify Buyer and provide Buyer with access to the Loan file and other relevant information concerning the credit thus extended by Seller.  Upon receipt of such notice, Buyer shall make a decision within two (2) business days after the time of notice to accept or reject any such Loan, and if accepted or not rejected within the two (2) business days, the Loan shall be purchased by Buyer at the Closing.  The loans rejected by Buyer, if made by Seller, shall be retained by the Seller and shall not be included in the Loans acquired pursuant to Section 1.4(a).

Section 6.4.            No Solicitation by Seller.

For a period of thirty-six (36) months after the Effective Date, Seller shall not (i) establish any banking facility within a twenty (20) mile radius of the Offices; or, (ii) solicit any customer of the Offices as of the Closing Date with whom it has no other previously established banking relationship at locations of the Seller other than the Offices; or, (iii) no advertising in Sac City, Odebolt or Lake View papers; provided, however, these restrictions shall not restrict general mass mailings to the public or newspaper, radio or television advertisements of a general nature, not targeting customers of the Offices, or otherwise prevent Seller from taking such actions as may be required to comply with any applicable federal or state laws, rules or regulations and provided further that not more than thirty (30) days after the date of this Agreement, Seller shall provide to Buyer a list of customers of the Offices with whom it has such a previously established banking relationship at locations other than the Offices.  Seller covenants and agrees to use its best efforts to completely purge its mailing and marketing lists of all deposit and loan customers of the Offices with whom it has no other previously established banking relationship, provided that Seller shall have the right to retain records reasonably needed for tax or regulatory purposes.

Section 6.5.            Further Actions.

The parties hereto shall execute and deliver such instruments and take such other actions as the other party may reasonably require to carry out the intent of this Agreement.

Section 6.6.            Fees and Expenses.

Buyer shall be responsible for the costs of all surveys, and recording fees related to the Real Property, and each party shall be responsible for its own attorneys’ and accountants’ fees and expenses and regulatory filing fees related to this transaction.

Section 6.7.            Breaches with Third Parties.

Nothing in this Agreement shall constitute an agreement to assign, or the assignment of, any material claim, contract, license, lease, commitment, sales order or purchase order or any material claim of right or any benefit arising thereunder or resulting therefrom, if an assignment or attempted assignment thereof, without the consent of a third party thereto, would be in violation of any law or regulation, or would constitute a breach thereof or materially affect the rights of Buyer or Seller thereunder; and any transfer or assignment to the Buyer or Seller of any material property or property rights or any contract or agreement which shall require the consent or approval of any third party, shall be made subject to such consent or approval being obtained.

Section 6.8.            Insurance.

On the Effective Date, Seller will discontinue its insurance coverage maintained in connection with the Offices and the activities conducted thereon.  Buyer shall be responsible for all insurance protection for the Offices premises and the activities conducted thereon immediately following the Effective Date.  Pending the Closing, risk of loss shall be the responsibility of the Seller.

Section 6.9.            Public Announcements.

Except as is necessary to obtain the regulatory approvals contemplated by this Agreement, Seller and Buyer agree that, from the date hereof, neither shall make any public announcement or public comment regarding this Agreement or the transactions contemplated herein without first consulting with the other party hereto and reaching an agreement upon the substance and timing of such announcement or comment.  Further, Seller and Buyer acknowledge the sensitivity of this transaction to the Employees and no announcement or communication with the Employees shall be made without the prior approval of the Seller.

However, the parties may make public announcement as required by law or any governing regulatory body, including but not limited to the SEC, but only after making every effort to notify the employees first.

Section 6.10.          Further Negotiations.

Each party recognizes and acknowledges that between the date of this Agreement and the Effective Date, each will expend a great deal of time and expense in proceeding in good faith to close the transaction.  Accordingly, neither Buyer or Seller will conduct, initiate or continue any discussions or negotiations or enter into any understanding, arrangement or agreement with any other party or entity in connection with the matters set forth herein prior to the Effective Date.

ARTICLE VII

CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Effective Date, of each of the following conditions:

Section 7.1.            Representations and Warranties True.

The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Effective Date as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Buyer.

Section 7.2.            Obligations Performed.

Seller shall (i) deliver or make available to Buyer those items required by Section 2.2 hereof and (ii) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Date.

Section 7.3.            No Adverse Litigation.

On the Effective Date, no Litigation shall be pending or threatened against Seller which is reasonably likely to (i) materially and adversely affect the business, properties and assets of the Offices, or (ii) materially and adversely affect the transactions contemplated herein.

Section 7.4.            Regulatory Approval.

Each of Buyer and Seller shall have received all necessary regulatory approvals of the transactions provided in this Agreement, all notices and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

Section 7.5.            List of Customers.

                The list of customers with whom Seller claims to have a previously existing banking relationship at locations other than the Offices which Seller shall deliver to Buyer pursuant to Section 6.5 above, shall be acceptable to Buyer in its reasonable discretion.

Section 7.6.            Buyer’s Due Diligence.

                The results of Buyer’s review of the books and records of the Offices relating to the Assets to be acquired and the Assumed Liabilities, shall be satisfactory to Buyer in its reasonable discretion.

ARTICLE VIII

CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Effective Date, of each of the following conditions:

Section 8.1.            Representations and Warranties True.

The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Effective Date as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Seller.

Section 8.2.            Obligations Performed.

Buyer shall (i) deliver or make available to Seller those items required by Section 2.2 hereof and (ii) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Date.

Section 8.3.            No Adverse Litigation.

On the Effective Date, no action, suit or proceeding shall be pending or threatened against Buyer which is reasonably likely to materially and adversely affect the transactions contemplated herein.

Section 8.4.            Regulatory Approval.

Each of Buyer and Seller shall have received all necessary regulatory approvals of the transactions provided in this Agreement, all notices and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

ARTICLE IX

LIQUIDATED DAMAGES

Section 9.1.            Failure of Performance.

Unless otherwise agreed in writing by the Seller and Buyer and provided that (i) the conditions to the Buyer’s obligations as set forth in Section 1.9 and Article 7 of this Agreement have been satisfied in all material respects, and (ii) the conditions to Seller’s obligations set forth in Article 8 of this Agreement have been satisfied in all material respects; if either Buyer or Seller (either a “Breaching Party”) fails to complete the transactions contemplated by this Agreement, such Breaching Party shall pay to the other party (either a “Non-Breaching Party”)

the amount of Two Hundred Fifty Thousand Dollars ($250,000) as liquidated damages, which payment shall be in lieu of all other remedies or actions at law or in equity available to the Non-Breaching Party, and shall be entitled to obtain judgment for such amount against the Breaching Party as permitted by law.

ARTICLE X

TERMINATION

Section 10.1.          Methods of Termination.

This Agreement may be terminated in any of the following ways:

(a)           By either Buyer or Seller, in writing five (5) days in advance of such termination, if the Closing has not occurred by June 30, 2007 but any such termination shall be subject to Article IX above if all conditions precedent to Buyer’s and Seller’s obligations have been satisfied;

(b)           At any time on or prior to the Effective Date by the mutual consent in writing of Buyer and Seller;

(c)           On the Effective Date, by Buyer, in writing, if the obligations set forth in Article VII of this Agreement shall not have been met by Seller or waived in writing by Buyer;

(d)           On the Effective Date, by Seller, in writing, if the conditions set forth in Article VIII of this Agreement shall not have been met by Buyer or waived in writing by Seller;

(e)           Any time on or prior to the Effective Date, by Buyer or Seller in writing if the other shall have been in breach of the representations or warranties in any material respect (as if any such representation or warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or a breach of any covenant or obligation contained herein, and such breach has not been cured by the earlier of thirty (30) days after the giving of notice to the breaching party of such breach or the Effective Date; provided, however, that there shall be no cure period in connection with any breach of Section 6.2 hereof, so long as such breach by Buyer was not caused by any action or inaction of Seller;

(f)            By either Buyer or Seller in writing at any time after any applicable regulatory authority has denied approval of any application of Buyer for approval of the transactions contemplated herein or such application has been withdrawn after Buyer has in good faith met the requirements of Section 6.2 hereof; or

                (g)           In accordance with the provisions of Section 1.9 hereof.

Section 10.2.          Procedure Upon Termination.

In the event of termination pursuant to Section 10.1 hereof written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate.  If this Agreement is terminated as provided herein:

(a)           Each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same; and

(b)           All information received by either party hereto with respect to the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any government authority) shall not at any time be used for any business purpose by such party or disclosed by any such party to third parties.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1.          Amendment and Modification.

The parties hereto, by mutual consent of their duly authorized officers, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

Section 11.2.          Waiver or Extension.

Except with respect to required approvals of the applicable governmental authorities, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (i) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (ii) compliance with any of the undertakings, obligations, covenants or other acts contained herein.

Section 11.3.          Assignment.

This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns, but neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by either of the parties without the prior written consent of the other.

Section 11.4.          Confidentiality.

Seller and Buyer covenant and agree that all information received by either of them with respect to the business of the other (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or which has heretofore, or which is hereafter, filed as public information with any governmental authority) shall not at any time be used for any business purpose or disclosed by such party to third persons.

This covenant and agreement shall survive the consummation of the transactions contemplated herein.

Section 11.5.          Addresses for Notices, Etc.

All notices, requests, demands, consents and other communications provided for hereunder and under the related documents shall be in writing and mailed (by registered or certified mail, return receipt requested), telegraphed, telexed, telecopied or personally delivered (with receipt thereof acknowledged) to the applicable party at the address indicated below:

If to Seller:

Benjamin Guenther

MetaBank

Erie at Fifth

Storm Lake, Iowa 50588

Telephone: (712) 732-4105

Facsimile: (712) 732-7105

Email:  bguenther@metabankonline.com

with a copy to:

Gary W. Armstrong

Mack, Hansen, Gadd, Armstrong & Brown, P.C.

316 East Sixth Street

Storm Lake, IA 50588-0278

Telephone: (712) 732-3538

Facsimile: (712) 732-7578

Email:  mhgab@iw.net

If to Buyer:

Stephen D. Spotts

Iowa State Bank

500 Audubon Street

Sac City, IA 50583

Telephone: (712) 662-4721

Facsimile: (712) 662-4950

Email:  sspotts@scsbank.com

with a copy to:

Robert A. Mullen

Belin Law Firm

The Financial Center

666 Walnut, Suite 2000

Des Moines, IA 50309-3989

Telephone: (515) 243-7100

Facsimile: (515) 558-0715

Email:  ramullen@belinlaw.com

Section 11.6.          Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Section 11.7.          Headings.

The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

Section 11.8.          Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Iowa.

Section 11.9.          Entire Agreement.

This Agreement, the exhibits and attachments hereto, represent the entire agreement between the parties hereto respecting the matters addressed herein and supersedes all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties.

Section 11.10.        Expenses.

Except as otherwise provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection with the execution, delivery and performance of this Agreement and of the transactions contemplated hereby shall be borne and paid by the party incurring such costs and expenses, and neither party shall be obligated for any cost or expense incurred by the other party.

Section 11.11.        Severability.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

Section 11.12.        Parties in Interest.

Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person (other than the parties hereto, their successors and permitted assigns) and rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained therein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

SELLER

METABANK
ATTEST:

By:	/s/ Sandra Hegland	By:	/s/ Benjamin Guenther
Its:	Senior Vice President of HR	Its:	President

BUYER

ATTEST:		IOWA STATE BANK

By:	/s/ Bill Hess	By:	/s/ Stephen D. Spotts
Its:	Chairman	Its:	President